Exhibit 10.14

EXECUTION VERSION

August 16, 2019

Daniel S. Lynch

Re:	Employment Agreement Termination Letter

Dear Mr. Lynch:

Reference is hereby made to that certain Employment Agreement (the “Agreement”) dated as of February 1, 2018, by and between SpringWorks Therapeutics Operating Company, Inc. (together with its predecessors, subsidiaries, and affiliates, including its parent entity, the “Company”), and you.

The Company and you agree that the Agreement is terminated effective as of the time (the “Effective Time”) immediately prior to the Company’s first public filing with the Securities and Exchange Commission in connection the initial public offering of the Company’s common stock under the Securities Act of 1933, as amended (a “Company IPO”). As of the date hereof, you agree that you will no longer serve as the Executive Chair of the Board of Directors of the Company, but instead will continue to serve as a director and Chair of the Board of Directors of the Company (and your signature below will serve as your resignation as an employee and Executive Chair effective as of the Effective Time).

The Company and you also agree that upon termination of the Agreement, the following will apply:

(i)	all of the rights and obligations that have accrued to the parties pursuant to the Agreement as of the date hereof shall not be affected by this letter agreement;
(ii)	notwithstanding Section 18 of the Agreement, all future rights and obligations of the parties under the Agreement are terminated in their entirety;
(iii)	notwithstanding anything contained in the Agreement or in any other equity award agreement granted to you by the Company, upon a Sale of the Company (as defined below), the vesting schedule of all equity awards held by you shall be accelerated in full and all unvested equity (restricted stock and stock options) shall be immediately exercisable with respect to the full number of shares of common stock represented thereby. A “Sale of the Company” means, regardless of form thereof, consummation of (a) the sale of all or substantially all of the assets of the Company on a consolidated basis to an unrelated person or entity, (b) a merger, reorganization or consolidation in which the outstanding capital stock of the Company are converted into or exchanged for securities of the successor entity and the holders of the Company’s outstanding voting power immediately prior to such transaction do not own, in substantially the same proportions, a majority of the outstanding voting power of the successor entity immediately upon completion of such transaction, (c) the sale of all or a majority of the capital stock of the Company to an unrelated person or entity or (d) any other transaction in which the owners of the Company’s outstanding voting power immediately prior to such transaction do not own, in substantially the same proportions, a majority of the outstanding voting power of the successor entity immediately upon completion of the transaction, provided that in no event will any capital raising transaction (including the Company’s planned initial public offering of its common stock) be treated as a “Sale of the Company” hereunder.

(iv)	in the event that you no longer serve as a director on the Company’s Board of Directors (other than due to your removal for Cause (as defined below) or your voluntary resignation), or the Board of Directors of the Company (or a committee thereof) fails to nominate you for election as a director at a meeting of the stockholders of the Company at or prior to the expiration of your then current term, the portion of your existing equity awards that would have otherwise vested during the Applicable Period (as defined below) following the date on which you cease to serve on the Company’s Board of Directors if not for your termination or failure to be nominated for reelection, shall immediately accelerate and vest in full.

a.	For purposes of this letter agreement, “Cause” shall mean: (i) your conviction of, or pleading nolo contendere to, any felony, or a misdemeanor involving moral turpitude, deceit, dishonesty or fraud, or any similar criminal conduct by you that would reasonably be expected to result in material injury or reputational harm to the Company if you were retained in your position; (ii) your intentional misconduct or willful or gross neglect of your material duties, which such intentional misconduct or willful or gross neglect you fail to cure within thirty (30) days following the receipt of notice from the Chief Executive Officer of the Company or the Board of Directors (the “Cure Period”); (iii) your chronic or habitual use or consumption of illegal drugs or alcoholic beverages on the Company’s premises or such that it materially interferes with your performance of your duties as Chair of the Company’s Board of Directors which has continued following written notice thereof from the Company’s Chief Executive Officer or Board of Directors and after the Cure Period; (iv) material breach by you of any of the provisions contained in the Confidentiality, Assignment of Inventions and Restrictive Covenant Agreement by and between the Company and you, dated as of June 29, 2018, which is not cured by you during the Cure Period; (v) a material violation or failure to comply by you with the Company’s written policies, which is not cured during the Cure Period; or (vi) failure to cooperate with a bona fide internal investigation or an investigation by regulatory or law enforcement authorities, after being instructed by the Board of Directors to cooperate, or the willful destruction or failure to preserve documents or other materials known to be relevant to such investigation or the inducement of others to fail to cooperate or to produce documents or other materials in connection with such investigation.

b.	For purposes of this letter agreement, “Applicable Period” shall mean a period of twelve (12) successive months plus two (2) additional successive months for each full year of service to the Company (including, without limitation, your service as a director and Chair of the Board of Directors of the Company), measured from February 1, 2018, up to a maximum aggregate period of eighteen (18) successive months.

The above paragraph will apply only to equity awards granted to you by the Company as of the date hereof but will not apply to any future equity awards granted to you by the Company, which will be governed solely by the terms of the specific equity award agreements.

In the event that the Company IPO has not been consummated prior to September 30, 2019 or, if earlier, upon the Company abandoning plans to consummate the Company IPO prior to September 30, 2019, then, promptly following such event, the Company and you shall each work in good faith to enter into an employment agreement having terms and conditions substantively equivalent to those of the Agreement prior to the effectiveness of this letter agreement.

This letter agreement constitutes the entire agreement between the parties and supersedes all prior agreements and understandings, whether written or oral, relating to the subject matter of this letter agreement, including without limitation, the Agreement.

If you are agreement with the foregoing, please sign and return this letter agreement to the Company. Thank you very much for your continued service to and support of the Company, and please do not hesitate to contact me with any questions.

  [signature page follows]

Sincerely,

SPRINGWORKS THERAPEUTICS OPERATING COMPANY, INC.

By: /s/ Saqib Islam______________________________

Name: Saqib Islam

Title: Chief Executive Officer

AGREED TO AND ACCEPTED BY:

By:  /s/ Daniel S. Lynch______________________________

Name: Daniel S. Lynch